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As filed with the Securities and Exchange Commission on February 2, 2004

Registration No. 333-112306

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

_________________

ATI Technologies Inc.
(Exact name of Registrant as specified in its charter)

Ontario	5045, 3575	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

_________________

1 Commerce Valley Drive East, Markham, Ontario, Canada L3T 7X6 (905) 882-2600
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8700
(Name, address and telephone number of agent for service)

_________________

Copies to:

Christopher J. Cummings Shearman & Sterling LLP Commerce Court West 199 Bay Street Toronto, Ontario M5L 1E8 (416) 360-8484	Bryan Robb General Counsel ATI Technologies Inc. 1 Commerce Valley Drive East Markham, Ontario L3T 7X6 (905) 882-2600

_________________

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A. 	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. |X|	At some future date (check the appropriate box below):

1. 	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2. 	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. 	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. |X|	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. |X|

_________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

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PART II

INFORMATION NOT REQUIRED TO BE

DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Under the Business Corporations Act (Ontario), ATI Technologies Inc. (the “Corporation”) may indemnify a present or former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of another corporation of which the Corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Corporation, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such director or officer had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Corporation or such other corporation to procure a judgment in its favor only with court approval. A director or officer is entitled to indemnification from the Corporation as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

        The by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such a person against all costs, charges and expenses incurred while carrying out such acts, except as prohibited by law.

        The by-laws of the Corporation further provide that the Corporation may, to the extent permitted by the Business Corporations Act (Ontario), purchase and maintain insurance for the benefit of any director or officer, a former director or officer or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor.

        A policy of directors’ and officers’ liability insurance is maintained by the Corporation which insures, subject to certain exclusions, directors and officers for losses as a result of claims against the directors and officers of the Corporation in their capacity as directors and officers and also reimburses the Corporation for payments made pursuant to the indemnity provided by the Corporation pursuant to the Business Corporations Act (Ontario) and the by-laws of the Corporation.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

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Exhibits

The following exhibits have been filed as part of this Amendment No. 1 to Registration Statement on Form F-10:

Exhibit Number	Description
4.1	Annual Information Form of the Registrant dated January 16, 2004 for the fiscal year ended August 31, 2003 (1)
4.2	Audited comparative consolidated financial statements of the Registrant for the fiscal years ended August 31, 2003 and 2002, together with the auditors’ report thereon and the related notes thereto (1)
4.3	Management’s Discussion and Analysis of Operating Results and Financial Position for the year ended August 31, 2003 (1)
4.4	Management Proxy Circular of the Registrant dated December 19, 2003, excluding the sections entitled “Report on Executive Compensation”, “Composition of the Compensation Committee”, “Investment Performance Graph” and “Statement of Corporate Governance Practices” (2)
4.5	Unaudited interim comparative consolidated financial statements of the Registrant as at and for the three months ended November 30, 2003 (3)
5.1	Consent of KPMG LLP
5.2**	Consent of Gowling Lafleur Henderson LLP
6.1*	Powers of Attorney included on page III-3 of the Registration Statement
7.1**	Form of indenture

_________________

*	Previously filed.

**	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended August 31, 2003, filed with the Commission on January 20, 2004.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on January 2, 2004.

(3)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on December 19, 2003.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

        The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939 (the “TIA”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the TIA.

Item 2.    Consent to Service of Process.

        Concurrently with the filing of this Amendment No. 1 to the Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

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SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on this 2nd day of February, 2004.

ATI TECHNOLOGIES INC.
By: *
Name: K.Y. Ho
Title: Chairman, Chief Executive Officer and Director

        Pursuant to the requirements of Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on the 2nd day of February, 2004.

Signature	Title

*

K.Y. Ho	Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Terry Nickerson

Terry Nickerson	Senior Vice President, Finance and Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*

James D. Fleck	Director

*

Alan D. Horn	Director

*

Paul Russo	Director

*

Ronald Chwang	Director

*

John E. Caldwell	Director

*

Robert A. Young	Director

________
* Pursuant to the power of attorney filed with the Commission as Exhibit 6.1.

By:	/s/ Terry Nickerson ______________________________________________
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative has signed this Amendment No. 1 to the Registration Statement, solely in his capacity as the duly authorized representative of ATI Technologies Inc. in the United States, in the City of Santa Clara, State of California on this 2nd day of February, 2004.

ATI Research Silicon Valley Inc.
(Authorized Representative)

By: /s/ David Orton
Name: David Orton
Title: Chief Operating Officer

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Annual Information Form of the Registrant dated January 16, 2004 for the fiscal year ended August 31, 2003 (1)
4.2	Audited comparative consolidated financial statements of the Registrant for the fiscal years ended August 31, 2003 and 2002, together with the auditors’ report thereon and the related notes thereto (1)
4.3	Management’s Discussion and Analysis of Operating Results and Financial Position for the year ended August 31, 2003 (1)
4.4	Management Proxy Circular of the Registrant dated December 19, 2003, excluding the sections entitled “Report on Executive Compensation”, “Composition of the Compensation Committee”, “Investment Performance Graph” and “Statement of Corporate Governance Practices” (2)
4.5	Unaudited interim comparative consolidated financial statements of the Registrant as at and for the three months ended November 30, 2003 (3)
5.1	Consent of KPMG LLP
5.2**	Consent of Gowling Lafleur Henderson LLP
6.1*	Powers of Attorney included on page III-3 of the Registration Statement
7.1**	Form of indenture

_________________

*	Previously filed.

**	To be filed by amendment.

(1)	Incorporated by reference to the Registrant’s Annual Report on Form 40-F for the fiscal year ended August 31, 2003, filed with the Commission on January 20, 2004.

(2)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on January 2, 2004.

(3)	Incorporated by reference to the Registrant’s Report on Form 6-K, furnished to the Commission on December 19, 2003.